SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Separation Agreement”) is among WYOMING COUNTY BANK (“Employer”), FINANCIAL INSTITUTIONS, INC. (“FII”), and JON J. COOPER (“Executive”).

WHEREAS, Executive was employed by Employer pursuant to an Employment Agreement entered into March 15, 2000 and amended as of June, 2001 (“Agreement”);

WHEREAS, Executive and Employer wish to clarify and amend their respective rights and obligations arising from the separation of Executive;

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, Employer and Executive hereby agree as follows:

1. Except as expressly altered or modified by this Separation Agreement, the provisions of the Agreement shall remain in effect and binding on Executive and Employer.

2. Executive shall tender his resignation and be separated effective April 1, 2005. Executive’s separation shall be pursuant to Section 4.1.5 of the Agreement. Executive and Employer agree to announce and describe Executive’s separation as a voluntary resignation. Employer agrees that it shall not oppose any claim by Executive for New York State unemployment insurance benefits arising from his separation from Employer. Employer agrees to provide Executive with copies of its charter and by-laws, any directors’ and officers’ and other insurance policies affording him coverage, and any documents entitling him to indemnification by Employer or FII.

3. Employer or its successors and assigns shall make twenty-six equal bi-weekly payments of $9,420.00, less required withholding and deductions, to Executive, which shall satisfy fully Employer’s obligations to Executive under Section 4.3.8 of the Agreement.

4. Pursuant to Section 3.4 of the Agreement, Executive may elect to continue participating in the FII health plan until March 31, 2006 or until he obtains a position offering comparable benefits, whichever occurs first, on the same terms as other senior level employees of the Employer.

5. Executive has until June 30, 2005 to exercise his vested option in twenty-eight thousand one hundred forty-nine (28,149) shares of FII stock pursuant to the FII Management Stock Incentive Plan.

6. In consideration for the release of claims in paragraph 9 of this Separation Agreement, Employer or its successors and assigns shall transfer to Executive title to the 2003 Lexus GX470 which has been provided for his use. Executive and Employer agree the value of the Lexus GX470 as of March 24, 2005 is twenty-four thousand, seven hundred and seventy-five dollars ($24,775).

7. Executive shall have until April 30, 2005 in which to pay Employer the amount which Employer has paid in premiums on the policies on Executive’s life in accordance with Employer’s Split Dollar insurance plan.

8. Section 7.1 of the Agreement shall be amended as follows, effective April 1, 2005:

Non-competition. During the term of this Agreement and during the period for which Executive is entitled to receive compensation after the termination of this Agreement pursuant to subparagraphs 4.3.8 or 4.4.2, regardless of whether such compensation is paid in a lump sum rather than monthly payments, Employee shall not engage, anywhere within New York State west of a straight line drawn between and through Oswego, New York, and Owego, New York, whether directly or indirectly, as principal, owner, officer, director, agent, employee, consultant or partner, in the management of a bank holding company, commercial bank, savings bank, credit union or any other financial services provider that competes with FII, its subsidiaries or its products or programs (“Restricted Activities”), provided that the foregoing shall not restrict Executive from engaging in any Restricted Activities which Employer directs Executive to undertake or which Employer otherwise expressly authorizes. The foregoing shall not restrict Executive from owning less than 5% of the outstanding capital stock of any company which engages in Restricted Activities, provided that Executive is not otherwise involved with such company as an officer, director, agent, employee or consultant. Employer and FII acknowledge that Executive will not be in violation of this paragraph if he is employed by, or works with, John Connors, or any entity of which Mr. Connors is a principal, providing sale, leadership or other training.

9. (a) The parties agree and acknowledge that the consideration to be provided to Executive, as set forth above in paragraph 6, is being provided to extinguish and release all of Executive’s claims against Employer and any of its past, present or future parent companies, subsidiaries, affiliates, including FII, and all their respective past, present and future employees, officers, directors, trustees, shareholders, agents, and successors and assigns (collectively, “Releasees”), and that this consideration to be provided to Executive exceeds anything of value to which Executive would otherwise be entitled.

(b) For and in consideration of the promises and other valuable consideration paid to Executive pursuant to this Separation Agreement, Executive, for himself and for his heirs, executors, successors and assigns (collectively, “Releasors”), hereby releases and discharges the Releasees from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, which the Releasors ever had, now have or may hereafter have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, except for those rights expressly reserved in this Separation Agreement.

(c) Without limiting the generality of Section 9(b) above or characterizing the nature of the Releasors’ claims, this document releases the Releasees from (i) any and all claims arising out of Executive’s employment with Employer; (ii) any and all claims (whether based on a federal, state or local stature, or court decision) including, but not limited to claims under, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Employee Retirement and Income Security Act, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, the New York Labor Law, and/or any other federal, state or local statute or court decision; (iii) any and all claims for breach of contract; (iv) any and all claims for lost wages, bonuses, back pay, front pay, employee benefits, including severance pay, or for damages or injury of any type whatsoever, including, but not limited to, defamation, injury to reputation, intentional or negligent infliction of emotional distress, (whether arising by virtue of statute or common law, and whether based upon negligent or willful actions or omissions); and (v) any and all claims for compensatory or punitive damages, attorneys’ fees, costs and disbursements, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this Separation Agreement by Executive, except for those rights expressly reserved in this Agreement.

10. (a) Except for Executive’s rights to enforce this Separation Agreement, Executive covenants, to the maximum extent permitted by law, that he shall not at any time hereafter commence, maintain, prosecute, participate in, or permit to be filed by any other person on his behalf, any action, charge, complaint, suit or proceeding or any kind, before any court, administrative agency, or other tribunal, against any of the Releasees with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this Separation Agreement by Executive. The foregoing covenant shall not preclude Executive from testifying in a proceeding before a court or agency under compulsion of law, provided that Executive complies fully with Section 10 (c) below.

(b) Executive further covenants, to the maximum extent permitted by law, that he shall not at any time hereafter provide information, support or assistance, directly or indirectly, to any individual or organization, in connection with any action, charge, complaint, suit or proceeding of any kind against Employer or any of the Releasees. The foregoing covenant shall not preclude Executive from testifying in a proceeding before a court or agency under compulsion of law, provided that Executive complies fully with Section 10 (c) below.

(c) Executive agrees to give Employer and FII notice of any and all attempts to compel disclosure of any information he is prohibited from disclosing by this Section 10. Executive shall provide written notice of an attempt to compel such disclosure as promptly as possible to Employer and FII, and at least five (5) days before compliance with any subpoena or order is requested or required.

(d) Executive further covenants that he will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on any of the Releasees, or that denigrates, disparages, or results in detriment to any of the Releasees. The Releasees agree that they will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on Executive, or that denigrates, disparages, or results in detriment to Executive, except as any Releasee may be obligated to comply with SEC and other regulatory requirements. Employer and FII agree to give Executive notice of any and all attempts to compel disclosure of any information either is prohibited from disclosing by this Section 10. Employer and FII shall provide written notice of an attempt to compel such disclosure as promptly as possible to Executive, and at least five (5) days before compliance is requested or required.

11. (a) The existence and terms of this Separation Agreement are and shall be deemed confidential and shall not be disclosed by Executive, Employer, or FII, or any party acting on behalf of Executive, Employer, or FII, to any person or entity, except that Executive may disclose the terms of this Separation Agreement to his spouse, attorney, and tax and financial advisors, who will each be advised of the confidentiality of this Separation Agreement, and either party as required by law.

(b) Except pursuant to an order of a government body or court and as otherwise provided herein, and then only provided that Executive has complied with Section 10(c), neither Executive, nor any party or individual acting on his behalf, shall disclose to or discuss with any person or entity any information concerning (i) any matter relating directly or indirectly to his employment by Employer, (ii) any matter relating directly or indirectly to this Separation Agreement, (iii) the termination of Executive’s employment with Employer, or (iv) Confidential Information, as the term is defined in paragraph 5.1 of the Agreement.

(c) Neither Employer nor FII shall disclose to or discuss with any person or any entity any information concerning (i) any matter relating directly or indirectly to Executive’s employment by Employer, or (ii) the termination of Executive’s employment with Employer, except on a need to know basis.

12. Executive shall make himself available at reasonable times and places to:

(a) fully cooperate and assist with any examination of the Employer conducted by regulatory authorities having jurisdiction over the Employer or FII, including attendance at meetings and production of notes and records that may be in Executive’s possession;

(b) fully cooperate and assist the Employer and FII in any internal investigations or audits; and

(c) provide consultative assistance to the Employer or FII. Employer will reimburse Executive any reasonable out of pocket expenses associated with requests for assistance under this provision, to include travel, lodging and meals.

13. Any material breach by Executive of Section 9, 10, 11 or 12 of this Separation Agreement or of Paragraphs 5, 6, or 7 of the Agreement, shall be considered a breach for which Employer shall be entitled to cease the payments described in Section 3 of this Separation Agreement and the benefits described in Paragraph 3.4 of the Agreement after providing Executive with at least fourteen (14) days written notice of such breach and Executive’s failure to cure such breach , in addition to any other remedies to which the Employer may be entitled by law or under the Agreement. In the event Executive commences an action to compel Employer or Employer’s successors and assigns to continue payment and/or benefits discontinued by Employer or Employer’s successors and assigns under this paragraph and prevails, he shall be entitled to recover from Employer or its successors and assigns his related court costs and reasonable attorneys’ fees. Reimbursement of attorneys’ fees shall not exceed forty thousand dollars ($40,000).

14. If any provision of this Separation Agreement is held to be illegal, void or unenforceable, such provisions shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Separation Agreement.

15. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, representatives, successors and assigns.

16. The making of this Separation Agreement is not intended, and shall not be construed, as any admission that Employer or any of the Releasees has violated any federal, state, or local law, or has committed any wrong against Executive or any other person or entity.

17. Executive acknowledges and warrants that:

(a) He has had the opportunity to consider, up to twenty-one days, the terms and provisions of this Separation Agreement;

(b) He has been advised by Employer in this writing to consult, and has had adequate opportunity to consult with, an attorney of his choosing prior to executing this Separation Agreement;

(c) He has carefully read this Separation Agreement in its entirety, has had an opportunity to have its provisions explained to him by an attorney of his choosing, and fully understands the significance of all of its terms and provisions; and

(d) He is signing this Agreement voluntarily and of his own free will and assents to all of the terms and conditions contained herein.

18. This Separation Agreement shall not become effective until the eighth day following its execution by Employee (the “Effective Date”). Employee shall have the right to revoke this Separation Agreement for a period of seven (7) days following his execution of this Separation Agreement by giving written notice by personal delivery of such revocation to Employer. If Executive revokes this Separation Agreement prior to the Effective Date, the promises and obligations contained herein shall be null and void.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement.

__________________________	________________________________
Jon J. Cooper	Wyoming County Bank
Date:	By: Date:

Financial Institutions, Inc.

By:

Date: